Shop At Home, Inc.
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 17, 2001



                               SHOP AT HOME, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)




          Tennessee                0-25596               62-1282758
        -----------------------------------------------------------------
       (State or other          (Commission            (IRS Employer
        jurisdiction of          File Number)        Identification No.)
        incorporation)



              5388 Hickory Hollow Parkway, Antioch, Tennessee 37013
           ----------------------------------------------------------
          (Address, including zip code, of principal executive office)

                                 (615) 263-8000
               --------------------------------------------------
              (Registrant's telephone number, including area code)

Item 5.  Other Events

          On May 16, 2001, Shop At Home, Inc. held a conference call to discuss the Company's financial results for the Third Quarter of its fiscal year 2001, ending March 31, 2001. These results were filed with the SEC on the Form 10-Q filed May 15, 2001. The Company has elected to voluntarily file a copy of this transcript on this Form 8-K to ensure that the contents of such conference call are fully disseminated and that any investor of Shop At Home, Inc. has full access to such transcript.

The conference call was also broadcast live over the Internet on Wednesday, May 16, 2001 at 10:30 a.m. Central Time. The audio live broadcast and replay of the conference call was also made available at www.shopathometv.com/corporate/index.html Finally, an instant replay of the conference call was made available through May 23, 2001 by dialing (402) 998-0660.

A transcript of the May 16, 2001, Financial Conference Call is attached hereto as Exhibit 99.1.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            SHOP AT HOME, INC.
                                            (Registrant)



                                            By: /s/ George J. Phillips
                                            -------------------------------
                                            George J. Phillips
                  Executive Vice President and General Counsel

Date: May 17, 2001
















EXHIBIT 99.1

                       Shop At Home, Inc. Conference Call

DATE:                      May 16, 2001
SPEAKERS:                  J.D. Clinton, Chairman of the Board
                           Frank A. Woods, Board Member
                           George R. Ditomassi Jr., Board Member
                           Charles W. Bone, Board Member
                           Tim Engle, Chief Operating Officer
                           Arthur Tek, Executive Vice President & CFO
                           Miss Ariane Amiri, Director of IR
TOPIC:                     Fiscal 2001 Third Quarter Earnings Results

          OPERATOR: Good morning, and welcome to the Third Quarter Conference Call. Following today's presentation, there will be a formal question-and-answer session. At that time, instructions will be given, should anyone wish to ask a question. Until that time, all lines will be in a "listen-only" fashion. At the request of Shop At Home, Inc., the conference is being recorded. I'd now like to turn the conference over to today's host, Miss Amiri. Ma'am, you may begin.

          Miss Amiri: Good morning, and welcome to Shop At Home's Fiscal 2001 Third Quarter Earnings Results Conference Call. On the call with me today are J.D. Clinton, Chairman of the Board, Frank Woods, George Ditomassi and Charles Bone, who are members of both the Board of Directors and also the Office of the Chairman, and Arthur Tek, Executive Vice President and Chief Financial Officer. Our release was sent yesterday afternoon and our 10-Q is currently available on Edgar. We will be taking questions after our presentation of the quarterly results, and you may direct your questions to any of those present. Before we begin, I would like to say that any statements made today on behalf of Shop At Home with regard to the expectation of future revenues, earnings coverage or other performance factors, and including any statements regarding the plans or objectives of management for future operations, are forward-looking statements for the purposes of the SEC statutes. Actual results may differ materially from these forward-looking statements for a number of reasons as discussed in Shop At Home's SEC report. The Company undertakes no obligation to publicly update or revise these forward-looking statements. It is my pleasure now to introduce Mr. Clinton.

          J.D. CLINTON: Good morning, and thank you for joining us today. I thought since we recently announced a vacancy in our CEO office that it may be appropriate to start this conversation with you today out by telling what we're doing in the interim period. We recently announced that we're going to create an Office of the Chairman. I'd just kind of like to reiterate that for you and give you some explanation of that. What we're doing in the Office of Chairman is to establish a process for managing the Company during this interim period and also oversee the process of selecting another CEO and recommending to the Board. But, simultaneously, we're going to be working to actively improve the operations of the Company and enhance shareholder value. The people that are going to be making up -- that are making up this committee now of the Office of Chairman consist of Board Member Frank Woods, who's been a Board member for a number of years, and Board members George Ditomassi and Charles Bone, who are new to the Board of Directors. Charles, who is the managing partner of the Nashville office of Wyatt, Tarrant & Combs law firm, has really been with this company as a lawyer since I came to the company in 1993 as an investor. And, actually, Charles was the one that introduced this investment to me. And Frank A. Woods was the one that had brought this investment to Charles and came on the board at that time, when we originally came in 1993. Frank is a principal of the Woods Group, which is a diversified merchant banking firm located in Nashville. And Frank and Charles--they're continuously involved with Shop At Home, with Frank serving on the Board and Charles as legal counsel all through this interim. So they were very familiar, not only with the Board aspects of this company, but the daily operations of the Company, and will bring a lot to the table as far as understanding and insight into what we'll be doing this period. As a matter of fact, they bring to the table ideas they already have about what to do as we establish this office. I am also very excited to bring a new director to the Company, George Ditomassi, who has accepted the position on the Board and Office of the Chair, and George is bringing extensive experience to us from the retail industry. Obviously, we're a retail company, and we feel like his national level/international level view of the merchandising world will certainly be an addition to this office and the Company. George is currently Chairman of Milton Bradley Toy Company -- or Milton Bradley Company -- excuse me, I've referred to him as "toy boy" (from internet chat room) already -- and is a -- he's a consultant to the CEO and Chairman of Hasbro, where he served as Chief Operating Officer and President of Hasbro International in the past. George's career stems back at Milton Bradley for decades ultimately culminating in his election to the Board of Directors in '82 and then President of that company in '85. And he's served on other executive committees and boards for numerous companies and organizations including Fleet Bank, toy manufacturers, American and Inesco, whose names sound more familiar to you. And I know I speak on behalf of all the directors when we say we welcome George to our Board and our Company, and with us here today, George. Welcome here. George and Frank and I have spent considerable time already at the Company since forming the Chair, and we can report to you that we have a good working arrangement with management, and we think this transition here is going to go very smooth and very close working relationship with this group and management. It's going to be very positive for the company, implementing the things that we all bring to the table jointly, both management and board. I've got complete confidence in this Office of Chairman to lead the company through this transition period, and I also believe that we can successfully find a new Chairman who shares our vision and has the ability to achieve profitability and growth and shareholder value all in one package for us. I'm optimistic about the future of the Company. I have confidence in the existing management team, and I believe we have the right leadership in place in this company to carry this company forward and carry through this period successfully. And I know we've found--we've been very impressed with the management we've got in place as we're joined here. Arthur's correcting me. I said Chairman somewhere where I meant to say CEO. Would like to find a replacement for myself someday, but we're looking for a CEO -- we're looking for a President and CEO for the company. Thank you, Arthur. At this time, I'll turn the meeting over to Arthur Tek, who introduced me through this call for you. Thank you for your attention.

          ARTHUR TEK:  Thanks,  J.D.  Revenue for the quarter ended March 31 was
     50.4 million, down 9.8 percent from the same period last year, but up 8.4 percent over the December quarter, and December is normally our best sales quarter. Net income was 19.7 million, or $0.43 per share, compared to a loss of 3.5 million last year. Without the $48.9 million gain on the sale of our Houston TV station, we would have incurred a net loss of approximately 9 million. EBITDA earnings before interest, taxes, depreciation and amortization was a negative 8.9 million. This loss consisted primarily of hopefully one-time expenses and write-offs. The major one-time expenses included a compensation accrual of 2.3 million for our former CEO related to the station sale, a write-off of 2.1 million of slow-moving inventory, and provision for bad debt of 1.1 million against old credit card receivables. There were other smaller miscellaneous write-offs. In general, we examined our balance sheet in light of deteriorating economic conditions and higher levels of consumer debt, and these -- this situation makes it difficult for retailers such as ourselves to sell slow-moving merchandise and collect old receivables. Without these one-time adjustments, our March EBITDA would have been more in line with our December results. Nevertheless, even on an adjusted basis, EBITDA fell well short of our break-even goal for the quarter. As our turn-around efforts continued during the quarter, we made progress in several areas but not enough in others. On the positive side, we continued to reduce returns of merchandise and minimize fraud; we controlled expenses; salaries and wages, absent the one-time accrual for the former CEO, continued to decline; affiliate charges per home and as a percentage of sales also dropped; and general and administrative expenses, other than one-time charges, improved as well. On the negative side, we missed our goals for shift revenue, and higher margins proved elusive. Examining our balance sheet and working capital, the sale of our Houston station enabled us to greatly strengthen our position. We repaid all of our current bank debt of 20 million, leaving us with only obligations which don't mature until 2005. We eliminated the balance of the Series B preferred stock, which had been an overhang for our common shareholders. And, of course, we solidified our cash position, finishing the quarter with $31.8 million, which we believe is sufficient to complete the turnaround of our operations. I'm now going to turn it over to Charles Bone and the Office of the Chairman.

          CHARLES BONE: Thank you, Arthur. As of this morning, I am able to report that we've reached a final settlement of Kent Lillie's disputed claim against Shop At Home. The Board of Directors feels that this settlement is in the best interest of the Company and best serves our shareholders and employees as we start this new chapter in the history of Shop At Home. After considering the various options and the uncertainty of litigation, time consumption, resource allocation, and distraction of management talent that would have been involved in litigation, the Board of Directors and the Office of the Chairman have determined that in their best judgment, this is the most productive course for the Company to take at this time. As reported in the Company's quarterly report, pursuant to the terms of his agreement, Mr. Lillie will receive compensation for the sale of the Houston station of $2.3 million. This was provided pursuant to the terms of his employment agreement. As severance, he shall receive approximately $900,000, and the exercise period for certain existing option agreements will be extended to four years. He has agreed to enter into a one-year non-compete agreement with the Company, and should he abide by his commitments under that agreement, the balance of the note he owes the Company, approximately $765,000, will be forgiven. I want to repeat, our agreement with Mr. Lillie is the final settlement of his disputed claim against the Company arising from his employment contract. In our judgment, litigation from Mr. Lillie would have been uncertain and would have been a significant drain of the Company's time, financial resources, and, most importantly, management effectiveness. We will file a report on Form 8-K with a copy of the severance agreement later today.

          MISS O'MEARY: Thank you, Charles. We'd now like to open the call for questions.

          OPERATOR: Thank you. At this time, we will begin the question and answer session. If you would like to ask a question, press star one on your telephone touch pad. If you are using speaker equipment, you may need to pick up the handset prior to pressing star one. To withdraw your question, simply press star two. Once again, that's star one to ask a question and star two to withdraw your question. Our first question comes from John Risner.

          JOHN RISNER: Yes, hi. I think one of the goals that you had stated previously was to lower your per -- you know, your per-ticket charge. Can you give us some, you know, data points on that?

          TIM ENGLE: Yeah, we've -- as you know, when we started -- this is Tim Engle -- when we started this process in July, we had average ticket prices in the range of $300. And, recently, we've gotten as low as about 150 -- $150 to even $145 per ticket. And the impact of that has been more customers and certainly higher call volume, which allows us to sell more to the customer. So -- and we anticipate that to continue, by the way. We don't believe that 145 or 150 is the optimum place where we need to sit. We believe that we can continue a lot of the positive things by moving that price point down further.

          ARTHUR TEK: Hello, John. It's Arthur Tek here just to amplify that a bit and give you some continuity. We've made progress quarter to quarter since September to reduce that. We did not decrease it significantly in the March quarter versus the December quarter, and that is perhaps one of the reasons why our ship volume and our call volume is not as high in the March quarter as we would have liked. So that remains something that the Company is working hard on. It's not something that you can do overnight because it requires a different vendor base; it requires a different merchandising mix in order to lower the price points.

          JOHN RISNER: Okay, also, could you go back over the charge-back or the fraud charges for the quarter?

          SPEAKER: Yes, they, as a percentage of revenues, declined. And they also declined on an absolute basis. So that's -- they're running right now -- total charge-backs, including non-fraudulent charge-backs, are running a little over one percent, and about two-thirds of those are fraud.

          JOHN RISNER: Okay.

          ARTHUR TEK: That's percentage of ship sale.

          JOHN RISNER: Okay, great. And also the bad debt? Was the bad debt centered in your own product or in, you know, other credit cards?

          ARTHUR TEK: The bad debt relates to the fact that we sell merchandise on extended terms using the customer's credit card, and we call that stretch pay. And the bad debt is created when the second or third monthly payment -- we don't go beyond three payments -- but the second or third monthly payment is not authorized because the customer has used up their credit card or cancelled their credit card. And we -- to counteract that, we've done a number of things. One is to reduce the amount of stretch pay that we're doing as a percentage of sales. Number two is we are offering our customers a private label credit card which now accounts for over 10 percent of our revenues, and the provider of that card takes the credit risk there, so we get our cash when we ship. And then, number three, when we do stretch pay now to the extent we do it, we authorize the entire amount of the charge. We make sure that the customer has the entire amount of the charge available as credit before we ship.

          JOHN RISNER: But you can't get that, you know, segregated, I guess, at that time?

          ARTHUR TEK: Well, we can't collect it all because that's not the deal with the customer. The customer is buying the product on the basis of paying for it in two or three payments.

          JOHN RISNER: Right. But I guess I'm saying that, you have, you know, fifty bucks a month for three months, and you go in there and make sure he has $150 of availability now. I'm not sure what the term for it is, but you can't -- even though you're not charging the customer, you can't leave that fifty bucks -- you know, the balance of $100 on the card, and so when you hit it next month for 50, it's, you know, reduces. The only thing, when I buy something now, when I go -- when I get a pre-approval from the card --

          ARTHUR TEK: Right.

          JOHN RISNER: You're not able to do that?

          ARTHUR TEK: We are getting a pre-approval, but those in the case of Visa, MasterCard, expire after seven days.

          JOHN RISNER: Okay.

          ARTHUR TEK: And they have to be reauthorized, and there can be periods of time where the reauthorization doesn't take place because the customer's done other things with his or her card.

          JOHN RISNER: Gotcha. Okay, thank you. And just one other follow-up. Can you talk about any further station sales? And then on the flip side of that, any carriage agreements? I know you're with EchoStar. I think you're working on one with DirecTV. Can you talk about the status of those?

          FRANK WOODS: This is Frank Woods. There is no plan to sell our TV stations. As proven with the successful sale of the Houston station, we will always look at opportunistic situations, but we're not looking for buyers or trying to sell these assets. On the carriage side, with EchoStar and DirecTV, we are closely monitoring and evaluating that carriage and the cost of that carriage, and we're going to be announcing plans in that area soon.

          JOHN RISNER: Great. Thank you.

          OPERATOR: Our next question comes from John Lawrence.

          JOHN LAWRENCE: Yeah, good morning, guys.

          FRANK WOODS: Morning.

          JOHN LAWRENCE: Would you comment a little bit, Tim, first of all on product mix? What did you see in the quarter you liked? And where are you trying to go with, I guess, continuing on of the plan of some of those metrics? And can you talk about that a little bit first?

          TIM ENGLE: Yeah, I can. I want to -- what we did in the March quarter was focus on some of the opportunities that did come about, which was obviously Tiger Woods' winning and Dale Earnhardt's unfortunate passing. But, clearly, that created the demand in the marketplace. As we move forward, we're looking at broadening our product base and getting not necessarily less involved in collectibles, but trying to broaden the daytime programming in creating product opportunities at lower price points and to create what I would call continuity buying. And that would be nutritional, that would be expanding some of our quarter programs that allow people to, you know, buy additional quarters after they -- you know, the state quarters in the coin program -- and also household products because the price points are very attractive, the margins are extremely attractive compared to what we ended this quarter with, so we spent probably the last three months establishing new relationships with a lot of companies and a lot of manufacturers that will allow us to launch a lot of these products as we enter the end of this quarter -- actually, the end of this month or early June. So as you watch -- as you watch the network, you will see more diverse product, especially during the daytime and evening hours.

          JOHN LAWRENCE: And to follow that, Tim, can you comment on any change or any trends that you've seen? Or is it just too early with the re-launch of the -- with the Web site?

          TIM ENGLE: ShopatHomeTV.com -- when it launched -- we launched -- it started a little slow for some technical glitches, but after about a week, we pretty much improved greatly the performance. The actual online performance of people being able to sign on and get to the front page improved dramatically. And because of that, we have improved moving forward our sales as a percentage of total sales. It was a difficult quarter, however, because of the transition to the new site. We have had two weeks or more of just going from the old to the new because there was a total new technology transition. It was not just a paint-over. It was a total overhaul, the front end and the back end. We're very optimistic about it. The video implementation, the navigation, and the adaptation that our customers have made to the site have been very promising -- increased browsers, increased sales, and just overall better speed. So it's a great platform to launch our future initiatives, especially to protect the video.

          JOHN LAWRENCE: Okay, and last question, Frank, could you comment on -- is there a timeframe from the Office of the Chairman as far as having a CEO named? And is there any major strategic changes you would expect with that?

          FRANK WOODS: Well, as you know, having announced the Office of the Chairman, J.D. pointed out that we're proactive, involved and committed, and the Office of the Chairman plans to run the Company until a new CEO is selected. We have determined that a CEO selection process will be defined by June 15. In the meantime, each member of the Office team has assumed direct responsibility for current Company operating divisions, and it's working nicely.

          JOHN LAWRENCE: Okay.

          J.D. CLINTON: John, I would like to -- this is J.D. -- add to his comments, since we have such a great resource in this telephone call, that, you know, we are currently taking applications and looking for the right guy for that job, so if you all have any ideas, you'd be certainly welcome to pass that on to us.

          JOHN LAWRENCE: Okay.

          CHARLES BONE: Right person. Man or woman, not the right guy.

          JOHN LAWRENCE: Right, okay. Thanks, guys.

          OPERATOR: Our next question comes from Richard Schuster.

          GREG WEISS: Hi, it's actually Greg Weiss from Weissbeck. Could you just review how much you guys, in your cost-reduction efforts, have taken out with headcount and other measures from the top in terms of annual -- kind of an annual fixed cost run rate year over year and the potential for, you know, to attack costs further here, whether it's headcount or other measures?

          ARTHUR TEK: Comparing annualized payroll, for instance, Greg -- Arthur Tek here -- annualized payroll to where we peaked at in June to where we are now, we've cut it by about four million, which is around 20 percent.

          GREG WEISS: Um-hmm?

          ARTHUR TEK: And we're evaluating further cost cuts in all of our areas in relationship to sales as we go forward. That's part of what the Office of the Chairman is doing with management now. With regard to other cost areas, we -- the big lines in our income statement, besides salaries and wages, would be the cable carriage and then kind of the general and administrative category. In cable carriage, we are, I would say, even more aggressive now than we were before with the Office of the Chairman looking at all of our affiliation agreements to make sure that they're profitable, and regardless of the number of homes reached with any of those agreements. And then in the final category of G&A expenses, we've -- we've stayed there since September. We've cut those by $2 million across --

          GREG WEISS: For the annual number?

          ARTHUR TEK: Yes. Across a variety of categories like travel and entertainment, software maintenance, utilities, telephone, T1 lines. We've renegotiated contracts. I'm not sure how much more we can cut there.

          GREG WEISS: Okay. And how many employees do you have now?

          ARTHUR TEK: Approximately 500 full-time and 50 part-time.

          GREG WEISS: Okay. And, lastly, can you just discuss, you know, following the write-down, the current state of inventory and how clean it is?

          ARTHUR TEK: I would say our balance sheet now is clean and that we would hope that we could still try to move the old inventory that was written off, but we did not have an alternative channel other than our own air time --

          GREG WEISS: Um-hmm.

          ARTHUR TEK: -- to get rid of the inventory other than at ten or fifteen cents on the dollar to a liquidator. So -- and we didn't want to burn up our own airtime because there's an opportunity cost there, number one, where we could sell product that's profitable, as opposed to selling product at a loss. And then, number two, we, of course, have to pay for our airtime, so you have that cost embedded there. And in terms of the receivables as well, we've turned quite a bit -- few of those over to collection agencies --

          GREG WEISS: Um-hmm.

          ARTHUR TEK: Difficult to tell how well the collection agencies will do, but there are thousands and thousands of small receivables there, which make it not profitable to try to use legal means to collect those. But, yes, our balance sheet is clean.

          GREG WEISS: Okay. Great. Thanks, Arthur.

          OPERATOR: Once again, that's star one to ask a question. Our next question comes from Charles Waltier.

          CHARLES WALTIER: Yes, guys, if you could just give us a little bit of an update on the asset sale process? I guess mainly the television stations, where they stand, you know, with the marketability of these things, if you've seen a tougher environment? I think USA Networks is marketing some stations in similar markets or some overlapping markets. Maybe you could just address that and when we might expect some new sales.

          FRANK WOODS: This is Frank Woods. As we've said earlier, there is no comprehensive plan to sell additional TV stations. We did sell our Houston property and had a very opportunistic situation where we thought we were getting a premium purchase price, and we did take advantage of that. We view the television stations as being a core part of our carriage and affiliate program for our own programming purposes, and unless we see some unusual opportunity out there, we would not envision any direct marketing of TV stations for sale internally from this company.

          CHARLES WALTIER: Okay. So at this point, you aren't actively selling any station, is that right?

          FRANK WOODS: That's correct.

          CHARLES WALTIER: Okay. Thanks.

          OPERATOR: Our next question comes from John Lawrence.

          JOHN LAWRENCE: Ah, yeah, just a follow-up. Tim, I don't know if you could comment on -- have you started the program of self-distribution from your facility?

          TIM ENGLE: Yes, we have. Not -- it's not fully operational. A lot of the equipment's being actually installed this week. But we have transferred and shut down one of the outsource distribution facilities that we had here in Nashville and moved it all in-house, and so now most of our electronics products, with the exception of the computer which comes directly from the manufacturer, is shipping out of the warehouse, and it is going nicely. So, that's obviously a profit center for us, and it will allow us as we bring in many more manufacturers -- a lot of the manufacturers that we're talking to, John, in these other product ventures we're getting into, the manufacturers can't ship. So it allows us to bring that in and get it on the air quickly and make shipping and distribution a profit center for us.

          JOHN LAWRENCE: So if you looked at it from the gross margin line, that should certainly facilitate a higher gross margin?

          TIM ENGLE: In the long term, that's one of the objectives. Now, the primary objective obviously, John, is to improve customer satisfaction and get --

          JOHN LAWRENCE: Right.

          TIM ENGLE: -- that product to the customer quickly.

          JOHN LAWRENCE: Right.

          TIM ENGLE: But keep in mind, you know, if there are value-added services, you can do a distribution when you want it.

          JOHN LAWRENCE: Right.

          TIM ENGLE: Whether it's gift-wrapping, you name it, and that comes at high margins.

          JOHN LAWRENCE: And so the other part is it broadens out that product base?

          TIM ENGLE: Yes, much more.

          JOHN LAWRENCE: Right. Okay, thanks.

          OPERATOR: Once again, that's star one to ask a question. At this time, I show no further questions and would like to turn the meeting to Miss Amiri.

          Ariane Amiri: Thank you. This ends our Third Quarter Earnings Conference Call. An instant replay of this call will be available approximately two hours after this call and will last until May 23. You can access the call by dialing 402-998-0660. I want to thank Mr. Clinton, Mr. Woods, Mr. Ditomassi, Mr. Bone, Mr. Tek and Mr. Engle and all of you for your time and attention. Thank you.

          OPERATOR: Thank you for participating in today's conference call, and have a good day. (End of Call/Show)